Exhibit 23.14

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of Vital Energy, Inc. of our report dated December 5, 2023, with respect to the statements of revenues and direct operating expenses of certain properties of Granite Ridge Resources, Inc. operated by Henry Energy LP for the years ended December 2022 and 2021 included in Vital Energy, Inc.’s current report on Form 8-K/A filed on December 22, 2023. We also consent to the reference to us under the caption “Experts” in such Registration Statement.

/s/ FORVIS, LLP

Dallas, Texas

February 14, 2024

Consent of Independent Registered Public Accounting Firm